Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

XSPAND PRODUCTS LAB, INC., as Buyer

and

EDISON NATION HOLDINGS, LLC, as the Company

and

THE EXISTING MEMBERS OF EDISON NATION HOLDINGS, LLC

June 29, 2018

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TABLE OF CONTENTS
(CONT.)

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TABLE OF CONTENTS
(CONT.)

		Page

8.10	References and Construction	43
8.11	Attorneys’ Fees	43
8.12	Severability.	43
8.13	Entire Agreement; Amendments and Waivers	43
8.14	Termination	43
8.15	Waiver of Conflicts; Privilege	44

Article 9 - DEFINITIONS		44

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LIST OF SCHEDULES

Schedule 1.3	Excluded Liabilities
Schedule 3.1	Foreign Qualifications
Schedule 3.3(a)	Company Capitalization
Schedule 3.3(d)	Acquired Subsidiary Capitalization
Schedule 3.4	Seller Defaults or Consents
Schedule 3.5	Company Defaults or Consents
Schedule 3.6	No Proceedings
Schedule 3.7(a)	Employee Benefit Matters
Schedule 3.7(c)	Benefit Plan Liabilities
Schedule 3.8(b)	Scheduled Contingent Liabilities
Schedule 3.8(d)	Accounts Receivable
Schedule 3.8(e)	Encumbrances
Schedule 3.9(a)	Certain Material Changes
Schedule 3.9(b)	Certain Actions
Schedule 3.10(a)	Compliance with Laws
Schedule 3.10(c)	Approvals, Registrations and Authorizations
Schedule 3.10(i)	Adverse Event Reports
Schedule 3.11	Litigation
Schedule 3.12	Real Property
Schedule 3.13(a)	Material Contracts
Schedule 3.13(b)	Material Contracts Benefits
Schedule 3.14	Insurance
Schedule 3.15(b)	Company Owned Intellectual Property
Schedule 3.15(c)	Encumbrances
Schedule 3.15(f)	Claims
Schedule 3.15(h)	Creators of Company Owned Intellectual Property
Schedule 3.15(i)	Assignments or Licenses
Schedule 3.15(l)	Third-Party Source Code
Schedule 3.15(s)	Exclusivity
Schedule 3.15(u)	Contractual Obligations
Schedule 3.15(v)	Upcoming Filings
Schedule 3.16	Tangible Assets Condition
Schedule 3.17(a)	Permits
Schedule 3.17(c)	Environmental Law Compliance
Schedule 3.18	Banks, Accounts and Authorized Signatories
Schedule 3.19	Customers
Schedule 3.21(b)	Suspensions
Schedule 3.22	Labor
Schedule 3.22(c)	Independent Contractors
Schedule 3.22(f)	Employees
Schedule 3.23	Affiliate Transactions
Schedule 3.24	Brokers or Finders’ Fees
Schedule 3.26(j)	IRS Rulings
Schedule 4.3	Buyer Defaults or Consents
Schedule 4.8	Brokers or Finders’ Fees
Schedule 14C	Preliminary Information Statement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2018, by and among, (i) XSPAND PRODUCTS LAB, INC., a Nevada corporation (the “Buyer”); (ii) EDISON NATION HOLDINGS, LLC, a North Carolina limited liability company (the “Company”) and (iii) the members of the Company listed on the signature pages hereto (the “Existing Members” and collectively with the Company and the Buyer, the “Parties” and each, a “Party”).

Recitals

WHEREAS, the Company, through the Acquired Subsidiaries (as defined herein), is primarily engaged in bringing consumer products to market through its inventor community (as currently conducted by the Company’s Acquired Subsidiaries, the “Business”); and

WHEREAS, the Existing Members collectively own all of the issued and outstanding membership interests of the Company (collectively, the “Existing Company Membership Interests”); and

WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, at the Closing (as defined herein), the Company desires to issue and sell to Buyer, and Buyer desires to purchase from the Company, membership interests in the Company in consideration for (i) the payment to the Company of the Cash Consideration (as defined herein), (ii) the assumption and/or discharge of the Company’s borrowed money indebtedness on the terms set forth herein and (iii) the guarantee of the Company’s obligations to the Existing Members in respect of the Existing Company Membership Interests as provided in the New Company LLC Agreement (as defined herein); and

WHEREAS, in connection with the issuance and sale of membership interests of the Company to Buyer, at the Closing, the existing limited liability company agreement of the Company shall be amended and restated, in the form attached hereto as Exhibit A (the “New Company LLC Agreement”), to, among other things, (i) provide for two (2) classes of membership interests consisting of (A) preferred membership interests (the “Preferred Membership Interests”) to be owned by the Existing Members, which Preferred Membership Interests shall entitle the Existing Members to the rights set forth in the New Company LLC Agreement; and (B) common membership interests (the “Common Membership Interests”) to be owned by Buyer; and

WHEREAS, the Buyer desires to purchase the Common Membership Interests from the Company and to assume and/or discharge certain borrowed money indebtedness of the Company, and the Company desires to issue and sell the Common Membership Interests to the Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in Article 9 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Agreement

Article 1 – ISSUANCE AND SALE OF THE COMMON MEMBERSHIP INTERESTS

1.1           Issuance and Sale of the Common Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section 2.1 hereof, the Company shall issue to the Buyer, and the Buyer shall purchase from the Company, the Common Membership Interests, free and clear of any and all Encumbrances (other than those arising under applicable securities laws or set forth in the New Company LLC Agreement), for the consideration specified in Sections 1.2 and 2.2.

1.2           Payment for the Common Membership Interests. As payment in full for the Common Membership Interests being acquired by the Buyer hereunder, the Buyer shall pay the Cash Consideration to the Company, assume and/or discharge the indebtedness of the Company set forth in Section 2.2 and guarantee the Put Right (as defined in the New Company LLC Agreement) obligations of the Company in respect of the Preferred Membership Interests as provided in the New Company LLC Agreement.

1.3           Exclusion of Certain Assets and Liabilities. Notwithstanding anything express or implied to the contrary contained in this Section 1.3 or elsewhere herein, the Excluded Subsidiaries are excluded from the assets and liabilities of the Company and the Acquired Subsidiaries being acquired by or transferred to the Buyer at the Closing through the Buyer’s acquisition of the Common Membership Interests. The Existing Members shall cause the Excluded Subsidiaries to be transferred to another Person in accordance with the terms hereof. With respect to the liabilities (the “Excluded Liabilities”) set forth on Schedule 1.3, the Existing Members shall (i) obtain the release of the Company and the Acquired Subsidiaries from any obligations in respect of the AllStar Terminated Agreements and (ii) indemnify the Buyer from the Excluded Liabilities as provided in Section 6.3 of this Agreement (and subject to the limitations set forth in Section 8.1 of this Agreement).

Article 2- CLOSING

2.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at 11:30 a.m., Eastern Time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article 5 or at such other date as may be agreed to by the Parties, by electronic exchange of signature pages and other documents. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2           Payment of the Purchase Price. At the Closing, subject to Section 1.1, the Buyer shall:

(a)          pay by wire transfer of immediately available funds to the account designated in writing by the Company an amount equal to the Cash Consideration of Seven Hundred Thousand Dollars ($700,000).

(b)          [reserved]

(c)          satisfy the indebtedness represented by the Senior Convertible Debt through (i) the payment, on behalf of the Company, of Two Hundred Fifty Thousand Dollars ($250,000) of the Senior Convertible Debt (by wire transfer of immediately available funds to the accounts designated in writing by the holders of the Senior Convertible Debt) and (ii) the assumption of the remaining balance of the Senior Convertible Debt through the issuance to the holders of the Senior Convertible Debt of new secured convertible notes, in the form attached hereto as Exhibit B (“New Convertible Notes”), in the aggregate principal amount of the sum of $1,406,352 plus accrued but unpaid interest arising on the Senior Convertible Debt from and after the date hereof and through and until the Closing Date.

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(d)         satisfy the indebtedness represented by the promissory notes payable by the Company to Venture Six Note and Wesley Jones Note with a total principal balance of $4,127,601.94 as of the date hereof (collectively “Promissory Notes”) in consideration for the issuance of Buyer Common Stock with a value equal to all outstanding principal and interest of the Promissory Notes, based on a per share price of the Buyer Common Stock of $7.50.

(e)          Buyer shall be entitled to deduct and withhold from any payments made pursuant to this Section 2.2 all Taxes that Buyer is required to deduct and withhold under any applicable Legal Requirements; provided, however, that Buyer shall provide at least five (5) days of advance written notice to the applicable recipient of such payment prior to such withholding and Buyer shall cooperate with such recipient in order to minimize or eliminate such withholding. All such withheld amounts shall be treated as delivered to the applicable recipient hereunder to the extent such amounts are paid over to the appropriate taxing authority.

2.3           Transactions to occur prior to, at or concurrently with the Closing.

(a)          Prior to the Closing, the Company shall distribute all of the outstanding membership interests of Edison Nation Medical, LLC to the Existing Members or an entity designated by the Existing Members.

(b)          Concurrently with the Closing, the Company shall transfer, convey and assign to Allstar Marketing Group, LLC (“AMG”) all of its right, title and interest in and to the Peticare™ product in consideration for the cancellation and discharge of the indebtedness of the Company arising from the promissory note of the Company held by AMG (the “AMG Note”), as provided in the AllStar Agreement.

(c)          Immediately following the Closing, the Company shall use Five Hundred Fifty Thousand Dollars ($550,000) of the Cash Consideration to purchase the membership interests of Access Innovation, LLC held by the AI Selling Members pursuant to that certain Access Innovation Purchase Agreement. Following the Company’s purchase of the membership interests of Access Innovation, LLC from the AI Selling Members pursuant to that certain Access Innovation Purchase Agreement, the Company shall distribute all of the membership interests of Access Innovation, LLC owned by the Company to the Existing Members or an entity designated by the Existing Members.

2.4           Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer:

(a)          A certificate from the appropriate officer(s) of the Company certifying (i) the accuracy of the representations and warranties set forth in Article 3 and the performance of the Company’s and the Existing Member’s covenants and agreements as of the Closing (ii) the Articles of Organization and operating agreement of the Company and each Acquired Subsidiary, (iii) the resolutions of the Board of Managers of the Company approving this Agreement and the Ancillary Agreements to which it is a party and (iv) the resolutions of the members of the Company approving this Agreement and the Ancillary Agreements to which it is a party.

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(b)          An assignment agreement evidencing the assignment, prior to the Closing, of all of the Company’s right, title and interest in and to the membership interests of Edison Nation Medical, LLC to the Existing Members or an entity designated by the Existing Members.

(c)          The AllStar Agreement, duly executed by the Persons party thereto.

(d)          The Access Innovation Purchase Agreement, duly executed by the Persons party thereto.

(e)          Resignations of the officers and managers, or other similar governing body, as applicable, of the Company and the Acquired Subsidiaries requested by Buyer at least two (2) days prior to the Closing Date.

(f)          A good standing certificate of the Company and the Acquired Subsidiaries from the North Carolina Secretary of State.

(g)          Evidence confirming the discharge of the Senior Convertible Debt upon receipt of the consideration specified in Section 2.2(c).

(h)          Evidencing confirming the discharge of the indebtedness represented by the Promissory Notes upon receipt of the shares of Buyer Common Stock specified in Section 2.2(d).

(i)          resignations of the officers and managers, or other similar governing body, as applicable, of the Company and the Acquired Subsidiaries, effective on or before the Closing Date (other than the resignation of Louis Foreman in his capacity as a manager of the Company);

(j)          evidence satisfactory to the Buyer that Buyer’s designees are the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18 hereto; and

(k)          such other instruments and documents as Buyer may reasonably request in order to effectuate the transactions contemplated hereby.

2.5           Pre-Closing Covenants.

(a)          From the date hereof until the earlier to occur of the Closing or the termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall (i) conduct the business of the Company in the ordinary course of business consistent with past practice; and (ii) use its commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers and others having business relationships with the Company.

(b)          From the date hereof until the earlier to occur of the Closing or the termination of this Agreement, the Company shall (i) afford Buyer and its representatives full and free access, during normal business hours of the Company and subject to reasonable advance written notice to the Company, to and the right to inspect all of Properties, assets, premises, books and records, contracts and other documents and data related to the Company; (ii) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company (to the extent then in the Company’s possession) as Buyer or any of its representatives may reasonably request; and (iii) instruct the representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 2.4(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company in this Agreement.

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(c)          The holders of a majority of the outstanding shares of Buyer Common Stock have affirmatively voted to approve the transactions contemplated by this Agreement and any Ancillary Agreement (the “Buyer Shareholder Approval”), and Buyer shall have delivered to the Company a copy of the written consent evidencing the Buyer Shareholder Approval on or prior to the date of this Agreement. As promptly as practicable following the date hereof (and in no event more than four (4) days after the date hereof), Buyer shall prepare and file a preliminary information statement, describing the transactions contemplated herein, on Schedule 14C (such preliminary information statement, together with the definitive information statement, the “Information Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Buyer shall use commercially reasonable efforts to cause the Information Statement to comply with the rules and regulations promulgated by the SEC. Buyer shall provide the Company with a reasonable opportunity to review and comment on the Information Statement, and any amendments thereto, prior to filing with the SEC. Buyer will advise the Company promptly after it receives oral or written notice of any request by the SEC for amendments to the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. Buyer shall use reasonable best efforts to resolve any SEC comments with respect to the Information Statement and any other required filings as promptly as practicable after receipt thereof. Buyer will promptly notify the Company if at any time prior to the Closing any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Information Statement. Buyer shall use reasonable best efforts to cause the Information Statement to be distributed to its stockholders in accordance with Regulation 14C of the Exchange Act as promptly as reasonably practicable after the date on which the Information Statement is cleared by the SEC.

(d)          During the period between execution of this Agreement and the Closing, Buyer shall maintain its existing listing on The Nasdaq Capital Market and file or furnish on a timely basis all forms, notices documents and reports required to be filed or furnished with The Nasdaq Stock Market to promptly secure the listing of all of the Buyer Shares.

Article 3- REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND EXISTING MEMBERS

Except as set forth on the Schedules to this Agreement, the Company and the Existing Members hereby represent and warrant to the Buyer as of the date hereof and the Closing Date as follows:

3.1           Existence and Qualification.

(a)          The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina, and the Acquired Subsidiaries and each of the Existing Members that are entities are duly organized, validly existing and in good standing in their respective jurisdictions of organization. The Company and each Acquired Subsidiary has the requisite power to own, manage, lease and hold its Properties and to carry on the Business as and where such Properties are presently located and such Business is presently conducted. Neither the character of the Company’s Properties nor the nature of the Business requires the Company to be duly qualified to do business as a foreign company in any jurisdiction outside those identified in Schedule 3.1 attached hereto, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, and the Company is qualified as a foreign corporation and in good standing in each jurisdiction listed with respect to the Company in Schedule 3.1.

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(b)          If any Existing Member is an entity, then such Existing Member is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) duly qualified to do business and in good standing in each other jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2           Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Company or any Existing Member is a party has been duly executed and delivered by the Company or such Existing Member, as applicable, and the Company and each Existing Member have all requisite power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and under the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company and the Existing Members of the transactions contemplated hereby and thereby have been duly and validly authorized and, if applicable, approved by all necessary limited liability company or corporate action on the part of the Company and the Existing Members (including approval of the Company’s and the Existing Member’s managers, members and/or managing members, as applicable) and no other proceedings on the part of the Company, any Acquired Subsidiary, or any Existing Member is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company or any Existing Member is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company or such Existing Member, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. No action by (including any approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company and each Existing Member of this Agreement and the Ancillary Agreements to which it is a party or (b) consummation of the transactions contemplated hereby by the Company or each Existing Member.

3.3           Capitalization and Company Records.

(a)          As of the date hereof and immediately prior to the Closing, the Existing Members are the record and beneficial owners of all of the outstanding equity interests of the Company, and, except as set forth on Schedule 3.3(a), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any equity, membership, ownership, partnership or similar interest in (or any interest convertible into or exchangeable or exercisable for any equity, membership, ownership, partnership or similar interest in) the Company. None of the outstanding membership interests of the Company were issued in violation of any preemptive rights. Except as set forth in the New Company LLC Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any membership interests of the Company. There are no voting trusts, inter-member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests of the Company.

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(b)          The Preferred Membership Interests and the Common Membership Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable (other than for obligations set forth in the New LLC Agreement, if any) and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Ancillary Agreement (including the New LLC Agreement) and applicable state and federal securities laws. The Common Membership Interests and the Preferred Membership Interests will be issued in compliance with all applicable federal and state securities laws. Immediately following the Closing, the Existing Members shall own all of the Preferred Membership Interests and the Buyer shall own all of the Common Membership Interests, in each case, as provided in the New Company LLC Agreement.

(c)          Except for the Acquired Subsidiaries and the Excluded Subsidiaries, the Company does not own, directly or indirectly, any equity, membership, ownership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity, membership, ownership, partnership or similar interest in, any nonprofit corporation, corporation, partnership, limited partnership, limited liability company, joint venture, trust, other business association, entity or other Person.

(d)          All membership interests or equity interests held by the Company in the Acquired Subsidiaries (i) constitute all of the issued and outstanding membership interests of the Acquired Subsidiaries, (ii) have been duly authorized, (iii) are validly issued and outstanding, fully paid and non-assessable, and (iv) have been issued in compliance with all applicable Legal Requirements, including, without limitation, state and federal securities laws, and there are no voting trusts, proxies or other similar agreements outstanding with respect to any of such interests in the Acquired Subsidiaries. Except as set forth on Schedule 3.3(d), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from any Acquired Subsidiary any equity, membership, ownership, partnership or similar interest in (or any interest convertible into or exchangeable or exercisable for any equity, membership, ownership, partnership or similar interest in) such Acquired Subsidiary.

(e)          The Company has provided the Buyer with true and complete copies of the Organizational Documents of the Company and all Acquired Subsidiaries.

3.4           No Company or Existing Member Defaults or Consents. Except as otherwise set forth in Schedule 3.4 hereto, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company and the Existing Members are a party and the performance by the Company and each Existing Member of their obligations hereunder and thereunder will not violate any applicable Legal Requirements or any judgment, award or decree or any indenture, Contract or other instrument to which the Company or the Existing Members are a party, or by which the properties or assets of the Company or the Existing Members are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, Contract or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

3.5           No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.5 hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(a)          violate or conflict with any of the terms, conditions or provisions of the Organizational Documents;

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(b)          violate any Legal Requirements applicable to the Business;

(c)          violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Business, except for any such violation, conflict, breach, default or acceleration which would not result in a Material Adverse Effect;

(d)          result in the termination of any Contract of the Business, or require the payment of any fees, Taxes or assessments, in either case, pursuant to any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses, or (ii) based upon some other status of business ownership;

(e)          result in the creation of any Encumbrance on any Properties other than any Encumbrance that result from the Buyer’s acquisition of the Common Membership Interests; or

(f)           require the Company or the Existing Members to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third-party or any Governmental Authority.

3.6           No Proceedings. Except as otherwise set forth in Schedule 3.6, neither the Company nor the Existing Members have received written notice or are aware that any suit, action, inquiry or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Existing Members or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or any of its Properties as a result of the consummation of this Agreement.

3.7           Employee Benefit Matters.

(a)          Schedule 3.7(a) hereto provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company or the Acquired Subsidiaries for the benefit of the employees or agents of the Company or the Acquired Subsidiaries with respect to which the Company has or may have any actual or contingent liability:

(i)          each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (each a “Plan” and collectively referred to herein as “Plans”); and

(ii)         each personnel policy, employee manual or other written statement of rules or policies concerning employment, collective bargaining agreement, equity compensation plan, phantom equity plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, change in control plan or arrangement, deferred compensation plan or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.7(a)(i), including any compensation arrangement with the Company or its Acquired Subsidiaries, whether relating to the transactions contemplated hereby or otherwise (each a “Benefit Program or Agreement” and collectively referred to herein as “Benefit Programs or Agreements”).

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(b)          True, correct and complete copies of each of the Plans (if any), including all amendments thereto, and related contracts and trusts, to the extent applicable, have been furnished to the Buyer. There has also been furnished to the Buyer, with respect to each Plan, the following: (i) copies of the most recent Internal Revenue Service (the “IRS”) determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Plan intended to qualify under Section 401(a) of the Code; (ii) copies of the most recent summary plan descriptions and any summaries of material modifications thereto; (iii) copies of the three most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable) and the non-discrimination testing results for the three most recent plan years; and (iv) copies of all trust documents or funding/insurance documents related to each Plan. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to the Buyer.

(c)          Except as otherwise set forth in Schedule 3.7(c) hereto,

(i)          For purposes of this Agreement, “ERISA Affiliates” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(i) of ERISA or Section 414 of the Code;

(ii)         neither the Company, the Acquired Subsidiaries nor any ERISA Affiliate contributes to or has an obligation to contribute to, and neither the Company, the Acquired Subsidiaries nor any ERISA Affiliate has at any time contributed to or had an obligation to contribute to, and neither the Company, the Acquired Subsidiaries nor any ERISA Affiliate has any actual or contingent liability (including any withdrawal liability as defined in ERISA Section 4201) under (x) a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code, (y) a Plan subject to Section 412 of the Code or Title IV of ERISA or (z) any Plan in which stock of the Company is or was held as a plan asset;

(iii)        each Plan and Benefit Program or Agreement has been administered in all material respects in compliance with its terms and all applicable Legal Requirements, including, without limitation, if applicable, ERISA and the Code;

(iv)        the Company and the Acquired Subsidiaries have performed in all material respects all obligations, whether arising under Legal Requirements or Contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements, including, without limitation, the notice and continuation coverage requirements of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and, to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(v)         all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished, in all material respects, in accordance with applicable Legal Requirements in a timely manner;

(vi)        each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination or opinion letter, been amended or operated in a way which could adversely affect such qualified status;

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(vii)       there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(viii)      all premiums, contributions or other payments required to be made to the Plans pursuant to their terms and provisions and applicable Legal Requirements as of the Closing Date have been made timely;

(ix)         the Company and the Acquired Subsidiaries have complied in all material respects with (x) the health care continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (y) the requirements of the Family Medical Leave Act of 1983, as amended, and (z) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to their respective employees;

(x)          to the Knowledge of the Company, none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company, the Acquired Subsidiaries or any officer, director, employee or fiduciary thereof to a Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(xi)         there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor or the Pension Benefit Guaranty Corp.;

(xii)        each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

(xiii)       the Company and the Acquired Subsidiaries do not maintain or contribute to, nor have they maintained or contributed to, nor as a result of the transactions contemplated by this Agreement will it be required to contribute to, any Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA or other applicable Legal Requirements);

(xiv)      none of the Plans is a self-insured group health plan;

(xv)       each Plan or Benefit Program or Agreement that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered at all times in compliance in all material respects with Section 409A of the Code and the Treasury Regulations promulgated thereunder; and

(xvi)      neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company or any Acquired Subsidiary to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code.

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3.8           Financial Statements; No Undisclosed Liabilities.

(a)          The Company has delivered to the Buyer true and complete copies of (i) the unaudited Financial Statements with respect to the Business as of and for the years ended December 31, 2015, 2016 and 2017 (the “Annual Financial Statements”), (ii) any management letters relating to the Annual Financial Statements received by the Company or any Existing Member from the auditors, and any other written correspondence addressing any material deficiencies or weaknesses with respect to the Company and/or such Annual Financial Statements (collectively, the “Management Letters”), and (iii) monthly interim unaudited Financial Statements as of and for the period (the “Interim Period”) ended April 30, 2018 (the “Balance Sheet Date”) and as of and for each month ended during the Interim Period (together with the Annual Financial Statements, collectively, the “Company Financial Statements”). The Company Financial Statements (including the notes thereto, if any) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except for the omission of footnotes and subject to year-end adjustments). All of the Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Business for the dates or periods indicated thereon applied on a consistent basis throughout the periods indicated (except for the absence of the footnotes and year-end adjustments).

(b)          Except for (i) the liabilities reflected on the Company’s balance sheet as of the Balance Sheet Date included with the Company Financial Statements, (ii) trade payables and accrued expenses incurred since the Balance Sheet Date in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Contracts listed in Schedule 3.13(a), and/or (y) Contracts not required to be listed in Schedule 3.13(a) and (iv) the liabilities set forth in Schedule 3.8(b) hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, or required to be reflected or reserved against in a balance sheet) including, but not limited to, liabilities for violation of Legal Requirements, breach of Contract or tort that would be required by GAAP to be reflected in the Balance Sheet. Without limiting the generality of the foregoing, since January 1, 2016, the Company and the Existing Members have not received any written notice with respect to (i) claims existing or to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on the Products or Services, (ii) claims existing as a result of the sale of any Product or performance of any Service or based on the nature of the Products or Services, or (iii) claims in tort related to the negligence of the Company and the Acquired Subsidiaries or any employees, representatives or agents thereof.

(c)          Since January 1, 2016, there has not been, to the Knowledge of the Company, any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting. Except as set forth in the Company Financial Statements and the Management Letters, with respect to the periods covered thereby there have not been any significant deficiencies in the financial reporting of the Company which are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information.

(d)          Except as otherwise set forth in Schedule 3.8(d) hereto, the accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Company Financial Statements and all of the Company’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business and the Company has fully rendered the Services. Except as otherwise set forth in Schedule 3.8(d) hereto, no such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the balance sheet as of the Balance Sheet Date included in the Company Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or, to the Knowledge of the Company, exists. For the avoidance of doubt, the foregoing representation does not constitute a guaranty of the collectability of any Accounts Receivable.

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(e)          Except as provided under the provisions of the agreements described in Schedule 3.8(e) hereto, the Company has legal and beneficial ownership of its Properties, free and clear of any and all Encumbrances.

3.9           Absence of Certain Changes.

(a)          Except as otherwise set forth in Schedule 3.9(a) hereto and excluding any event or circumstance generally affecting the industries in which the Business operates without specifically affecting the Business, since the Balance Sheet Date, there has not been:

(i)          any Material Adverse Effect; or

(ii)         any damage, destruction or loss (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect.

(b)          Except as otherwise set forth in Schedule 3.9(b) hereto or as otherwise contemplated by this Agreement, since the Balance Sheet Date, the Company and the Acquired Subsidiaries have not done any of the following:

(i)          merged into or with or consolidated with, or acquired the business or assets of, any Person;

(ii)         purchased any securities of any Person;

(iii)        created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv)        made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(v)         entered into, amended or terminated any material Contract;

(vi)        sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (A) in the ordinary course of business, or (B) pursuant to any Contract specified in Schedule 3.13(a);

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)      incurred or approved, or entered into any Contract to make, any expenditures in excess of $50,000 (other than those arising in the ordinary course of business or those required pursuant to any Contract specified in Schedule 3.13(a));

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(ix)         maintained its books of account other than in the usual, regular and ordinary manner and on a basis consistent with prior periods (including with respect to accruals) or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP (including with respect to accruals);

(x)          made any material change, whether written or oral, to any Contract with any of the suppliers or customers listed or required to be listed in Schedule 3.19;

(xi)         adopted any Plan or Benefit Program or Agreement, or granted any increase in, or made any change to, the compensation payable or to become payable to directors, officers or employees other than in the ordinary course of business;

(xii)        suffered any extraordinary losses or waived any rights of material value;

(xiii)       made any payment to any Affiliate (other than with respect to any employment arrangement with any such Affiliate) or forgiven any indebtedness for borrowed money due or owing from any Affiliate to the Company or the Acquired Subsidiaries;

(xiv)      (A) provided discounts on pricing or receivables other than in the ordinary course, (B) modified the accounting for or funding of reserves or (C) changed in any material respect the Business’s practices in connection with the marketing, performance or pricing of its Services;

(xv)       engaged in any one or more activities or transactions with an Affiliate outside the ordinary course of business;

(xvi)      declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvii)     amended the Organizational Documents;

(xviii)    issued any shares of capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock or other securities; or

(xix)       committed to do any of the foregoing.

3.10         Compliance with Laws.

(a)          Except as otherwise set forth in Schedule 3.10(a) hereto, the Company and the Acquired Subsidiaries are and, since January 1, 2016, have been in compliance in all material respects with any and all Legal Requirements applicable to the Company and the Acquired Subsidiaries. Except as otherwise set forth in Schedule 3.10(a) hereto, and without limiting the generality of the foregoing, (i) since January 1, 2016, the Company and the Acquired Subsidiaries have not received or entered into any written citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that it is not currently in compliance with all such Legal Requirements, (ii) the Company and the Acquired Subsidiaries are not in default under any Permit applicable to the Business, and (iii) to the Knowledge of the Company, no formal or informal investigation or review related to the Business has been conducted since January 1, 2016 or is being conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened against the Company or any Acquired Subsidiary.

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(b)          The Company and the Acquired Subsidiaries have not received any written notice of them being subject to any, and, to the Knowledge of the Company, there has been no threatened, adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by any Governmental Authority affecting the Business.

(c)          Except as identified on Schedule 3.10(c), the Company and the Acquired Subsidiaries have obtained all approvals, registrations and authorizations from, and has made all appropriate applications and other submissions to, all Government Authorities necessary for operation of the Business relating to the Products and Services in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no Other Party has failed to obtain all approvals, registrations and authorizations from, has failed to make all appropriate applications and other submissions to, or has failed to prepare and maintain all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of the Government Authorities necessary for the operation of the Services or the Business in compliance in all material respects with all applicable Legal Requirements. As used herein, “Other Party” means any Person employed or retained by the Company to sale or market any of the Services, excluding, for the avoidance of doubt, any Persons involved in a co-marketing or similar relationship with the Company.

(d)          The Company and the Acquired Subsidiaries have not made and, to the Knowledge of the Company, no Other Party has made any false statement in, or omission from, the applications, approvals, reports or other submissions to any Governmental Authorities to comply with the requirements of any Governmental Authorities relating to the Products or Services or the Business.

(e)          [reserved]

(f)          The Company and the Acquired Subsidiaries are, and to the Knowledge of the Company, all Other Parties are in compliance, in all material respects, with all applicable regulations and requirements of Governmental Authorities relating to the Products or Services, including any requirements for investigating customer complaints and inquiries.

(g)          To the Knowledge of the Company, none of the Products or Services, (i) fail to comply in all material respects with the requirements of all Governmental Authorities, or (ii) were handled by the Company not in conformity with the requirements of all Governmental Authorities.

(h)          Neither the Company, the Acquired Subsidiaries nor, to the Knowledge of the Company, any of the Other Parties, have sold any Products or Services into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from all applicable Governmental Authorities. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions or (2) field notifications or alerts relating to the Products or Services or the Business that assert ongoing lack of compliance with any such Legal Requirements by the Company or the Acquired Subsidiaries.

(i)           Except as set forth on Schedule 3.10(i), the Company has furnished to the Buyer correct and complete copies, or summaries of, all adverse event reports since January 1, 2016, which reports, among other things, detail material customer complaints or mistakes made by the Company relating to the Products and Services.

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3.11         Litigation. Except as otherwise set forth in Schedule 3.11 hereto, there are no claims, actions, suits, investigations, inquiries or proceedings against the Company or any of the Acquired Subsidiaries pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator. Schedule 3.11 hereto also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated with respect to the Company and the Acquired Subsidiaries since January 1, 2016.

3.12         Real Property.

(a)          Other than as identified in Schedule 3.12 hereto, neither the Company nor any Acquired Subsidiary owns (or has never owned) any real property or any ownership interest therein.

(b)          Schedule 3.12 sets forth a list of all leases, licenses or similar agreements to which the Company or any Acquired Subsidiary is a party that are for the use or occupancy of real estate owned by a third-party (“Leases”) (true and complete copies of which have previously been furnished to the Buyer, together with all related documents, e.g., non-disturbance agreements, lease amendments or modifications, notices of renewal or non-renewal, expansion options, purchase options, etc.), in each case, setting forth: (i) the lessor and lessee thereof, (ii) the date of the Lease, and (iii) the street address or legal description of each property covered thereby (the parcels of real property identified on Schedule 3.12 which are referred to herein collectively as the “Leased Premises”). The Leases are in full force and effect and have not been amended except as disclosed in Schedule 3.12, and none of the Company or any Acquired Subsidiary, or to the Knowledge of the Company, the Lessor is in default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both would cause a material breach of or material default by the Company or any Acquired Subsidiary under any Lease. Except as set forth on Schedule 3.12, the Company or the Acquired Subsidiaries, as applicable, has a valid leasehold interest in the Leased Premises as indicated on Schedule 3.12.

(c)          The portions of the buildings located on the Leased Premises that are used in the Business are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s and the Acquired Subsidiaries’ current business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any of the Leased Premises, the structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing such Leased Premises and the roofs which have not been disclosed to the Buyer in writing prior to the date hereof. Each of the Leased Premises, has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated future transportation requirements of the business conducted at such Leased Premises. None of the Company, the Acquired Subsidiaries nor any of their Affiliates have received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (y) any special assessment or pending improvement liens to be made by any Governmental Authority which could materially and adversely affect any of the Leased Premises, or (z) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to any of the Leased Premises.

3.13         Material Contracts.

(a)          Except as otherwise set forth in Schedule 3.13(a) and Schedule 3.19 hereto, the Company and the Acquired Subsidiaries are not a party to or bound by any written Contracts of the following types:

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(i)          any Contract that provides any customer with discounted pricing or the potential right to any such discounts in the future other than in the ordinary course of business;

(ii)         any Contract for capital expenditures by the Business in excess of $20,000 in the aggregate;

(iii)        any Contract pursuant to which the Company or any Acquired Subsidiary licenses or leases from any other Person, any material Properties any Contract (other than customer Contracts) pursuant to which the Company or any Subsidiary licenses or leases any material Properties to any other Person;

(iv)        any Contract relating to (A) the borrowing of money, (B) the guarantee of any payment obligation, (C) the deferred payment of the purchase price of any Properties or (D) any bonding or surety agreement or arrangement;

(v)         any shareholder, partnership, joint venture, limited liability company operating or similar entity governance Contract;

(vi)        any Contract with any Affiliate of the Company or the Acquired Subsidiaries relating to the provision of funds, real property, goods or services by or to the Company or any Acquired Subsidiary;

(vii)       any Contract for the sale of any assets outside the ordinary course of business that in the aggregate have a net book value on the Company’s or an Acquired Subsidiary’s, as applicable, books of greater than $20,000;

(viii)      any Contract that purports to limit the Company’s or any Acquired Subsidiary’s freedom to compete freely in any line of business or in any geographic area;

(ix)         any preferential purchase right, right of first refusal or similar Contract; or

(x)          any other Contract that is material to the Company’s or any Acquired Subsidiary’s business, operations, prospects, Properties, financial condition or cash flows, taken as a whole.

(b)          All of the Contracts listed or required to be listed in Schedule 3.13(a) are valid, binding and in full force and effect with respect to the Company or the Acquired Subsidiaries, as applicable, and, to the Knowledge of the Company, each counter-party thereto, and neither the Company nor any Acquired Subsidiary has been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Contract in any respect, except as otherwise set forth in Schedule 3.13(a). Neither the Company, the Acquired Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of any of the material terms or covenants of any Contract listed or required to be listed in Schedule 3.13(a). Except as set forth on Schedule 3.13(b), immediately following the Closing, the Company and the Acquired Subsidiaries, as applicable, will continue to be entitled to all of the benefits currently held by them under each Contract listed or required to be listed in Schedule 3.13(a). The Company has made available to the Buyer true and correct copies of each of the Contracts listed on Schedule 3.13(a), including all amendments thereto.  To the extent any such Contract has not been executed by all parties thereto, the Company or any Acquired Subsidiary, as applicable, and, to the Knowledge of the Company, the counterparty thereto is operating in accordance with the material terms of the form of such Contract that has been made available to the Buyer.

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3.14         Insurance. Schedule 3.14 hereto sets forth a complete and correct list of all insurance policies (including, but not limited to, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company, an Acquired Subsidiary or any of its Properties, including the annual premiums with respect thereto. Such policies are in amounts that constitute compliance by the Company and the Acquired Subsidiaries with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company or any Acquired Subsidiary in writing an intention to cancel any such policies or to materially increase any insurance premiums (including, but not limited to, workers’ compensation premiums), or that any insurance required to be listed in Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. The Company and the Acquired Subsidiaries have no claim pending or anticipated against any of its insurance carriers for failure to pay claims under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

3.15         Intellectual Property.

(a)          Definitions:

(i)          “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force and effect): (A) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all Trade Secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

(ii)         “Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any Acquired Subsidiary.

(iii)        “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to the Company or any Acquired Subsidiary. Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

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(b)          Schedule 3.15(b) lists the following:

(i)          all of the Company’s and the Acquired Subsidiaries’ registrations and applications for registration for Company Owned Intellectual Property;

(ii)         all licenses, sublicenses, reseller, distribution, and other agreements or arrangements in accordance with which any other Person is authorized by the Company or any Acquired Subsidiary to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto, in each case, other than customer contracts entered into in the ordinary course of business;

(iii)        all licenses and other agreements under which the Company or any Acquired Subsidiary has been granted a license or any other right to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped,” “click through,” or other form licensed based “off-the-shelf” third-party Intellectual Property that is otherwise commercially available) where such Company Licensed Intellectual Property is a part of, offered in conjunction with, or used by Company or any Acquired Subsidiary in connection with the development, support, or maintenance of the Products, Services, Technology, or Services (“In-Licenses”);

(iv)        any obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which Company or any Acquired Subsidiary is subject and that relate to and/or restrict any Company Intellectual Property or the Products, Business or services that are provided using Company Intellectual Property; and

(v)         any grants by the Company or any Acquired Subsidiary of exclusivity (including license rights granted by Company or any Acquired Subsidiary to any third-party in Company Owned Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, grants of most favored nation status, or rights of first negotiation to which the Company or any Acquired Subsidiary is subject and that relate to and/or restrict any Company Intellectual Property.

(c)          Except as set forth on Schedule 3.15(c), the Company owns free and clear of Encumbrances and/or any requirement of any past, present, or future royalty payments, all rights in all Company Owned Intellectual Property.

(d)          The Company and the Acquired Subsidiaries are not in material violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License.

(e)          To the Company’s Knowledge, neither the (i) use, reproduction, modification, distribution, licensing, sublicensing, sale, offering for sale, or import, of Company Owned Intellectual Property nor (ii) the operation of the Business, including the provision of Products or Services infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction. To the Knowledge of the Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third-party, employee, or former employee.

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(f)           Except as set forth on Schedule 3.15(f), the Company or any Acquired Subsidiary has not received written notice of any claims, (i) challenging the validity, effectiveness or ownership by the Company or any Acquired Subsidiary of any Company Owned Intellectual Property, or (ii) that any of clauses (i) or (ii) in Section 3.15(e) above infringes, or will infringe on, any third-party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction.

(g)          No parties other than Company or any Acquired Subsidiary possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has the Company or any Acquired Subsidiary granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h)          Schedule 3.15(h) lists all current Independent Contractors (excluding every day inventors who assign Intellectual Property Rights to the Company or its Subsidiaries in the ordinary course of the Business) and current employees who have created any material portion of Company Owned Intellectual Property other than employees of Company who meet all of the following requirements: (i) their work in any Product, Technology, or Service was created by them entirely within the scope of their engagement or employment by the Company or an Acquired Subsidiary, (ii) their copyrightable work product in any Product, Technology, or Service is owned by the Company or an Acquired Subsidiary, and (iii) any inventions of such Persons that are included or implemented in any Company Product, Technology, or Service have been validly assigned to the Company or an Acquired Subsidiary.

(i)           Except as set forth on Schedule 3.15(i), the Company and the Acquired Subsidiaries have secured from all current and former employees, consultants, and contractors of the Company and the Acquired Subsidiaries who have created any material portion of any Company Owned Intellectual Property or Product, Technology, or Service, valid and enforceable written assignments or licenses to Company or any Acquired Subsidiary of any such employees’, consultants’ and contractors’ contribution or rights therein and Company has provided true and complete copies of all such assignments or licenses to the Buyer.

(j)          The Company and the Acquired Subsidiaries have taken commercially reasonable steps to protect rights in Confidential Information (both of the Company and that of third-Persons that the Company or any Acquired Subsidiary has received under an obligation of confidentiality).

(k)          The Company and the Acquired Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations, and their contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”). The Company’s and the Acquired Subsidiaries’ Collection and Use of such Customer Information are in accordance in all material respects with the Company’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use) presented to consumers or customers (actual or potential) and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers regarding privacy. The Company and the Acquired Subsidiaries do not use, collect, or receive, in connection with the provision of its Products or Services, social security numbers or credit card numbers other than (i) social security numbers of its employees collected in connection with employment and (ii) social security numbers and credit card numbers of certain of its customers.

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(l)          Schedule 3.15(l) identifies all licenses entered into by the Company or any Acquired Subsidiary with regard to any third-party source code.

(m)         No Company or Acquired Subsidiary software product or service is governed by an Excluded License. “Excluded License” means any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software and other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software and other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

(n)          The Company and the Acquired Subsidiaries have not distributed or published to any third-party any of the Company’s software or software used in any Product, Technology, or Service that is governed by an Excluded License.

(o)          The Company and the Acquired Subsidiaries have not incorporated into any of their software or software used in any Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the Company or any Acquired Subsidiary.

(p)          The Company and the Acquired Subsidiaries have not incorporated into any of its software or software used in any Technology, or Service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

(q)          Neither the Company nor any Acquired Subsidiary is a member of any standards-setting organization.

(r)          Neither the Company nor any Acquired Subsidiary has participated in any standards-setting activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company to enforce, license or exclude others from using or licensing any Company Intellectual Property.

(s)          Except as set forth on Schedule 3.15(s), neither the Company nor any Acquired Subsidiary is subject to, and the transactions contemplated by this Agreement will not give rise to, any obligations of exclusivity (including exclusive license rights granted by the Company or any Acquired Subsidiary to any third-party in Company Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition or non-solicitation obligations, rights of first refusal, rights of parity of treatment, most favored nation status, rights of first negotiation, or other similar material restrictions on the operation of the Business.

(t)          The transactions contemplated by this Agreement will not give rise to or cause under any agreements relating to Company Intellectual Property, (i) a right of termination under, or a breach of, any such agreement, or any loss or change in the rights or obligations of the Company under any such agreement, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company or any Acquired Subsidiary is otherwise obligated to pay absent Closing, or (iii) any other change in the rights or obligations or any other party to such agreement specifically with regard to payment, services, assignment, termination, or Company Intellectual Property.

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(u)          Except as set forth on Schedule 3.15(u), the Company or any Acquired Subsidiary is not under any contractual obligation, (i) to include any Company Licensed Intellectual Property in any Product, Technology, or Service, or (ii) to obtain a third-party’s approval of any Product, Technology, or Service at any stage in the development, licensing, distribution, or sale of that Product, Technology, or Service.

(v)          [reserved]

(w)          The Company or any Acquired Subsidiary has not exported or re-exported its Products, Services, or Technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which the Business operates or is otherwise subject; or (ii) any end-user who Company or any Acquired Subsidiary knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and the Company and the Acquired Subsidiaries have complied with all end-user, end-use, and destination restrictions issued by the U.S. and any other jurisdiction to which the Business operates or is subject.

(x)          No Person (including the Company or any Acquired Subsidiary but excluding the Buyer), (i) is authorized to license, sublicense, resell, or otherwise distribute any Company Owned Intellectual Property either for itself or on behalf of Company or any Acquired Subsidiary, or (ii) has any obligation to distribute any Company Owned Intellectual Property on behalf of Company or any Acquired Subsidiary, including bug fixes, or updates.

3.16         Equipment and Other Tangible Property.

(a)          The Company and each Acquired Subsidiary has good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or right to use and otherwise commercially exploit, all of the Properties, rights, and assets, whether real or personal property and whether tangible or intangible, that are owned or purported to be owned by the Company or such Acquired Subsidiary. This Section 3.16(a) does not apply to Intellectual Property which is governed solely by Section 3.15.

(b)          Except as otherwise set forth in Schedule 3.16 hereto, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in its Properties (the “Tangible Company Properties”), are suitable for the purposes for which they are intended and in good operating condition and repair, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices.

3.17         Permits; Environmental Matters.

(a)          Except as otherwise set forth in Schedule 3.17(a) hereto, the Company and the Acquired Subsidiaries have all material Permits necessary for the Company and the Acquired Subsidiaries to own, operate, use and/or maintain their Properties and to conduct their Business and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, all such material Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such material Permits which could adversely affect the ability of the Company or any Acquired Subsidiary to own, operate, use or maintain any of their Properties or to conduct their business and operations as presently conducted. Except as otherwise set forth in Schedule 3.17(a) hereto, the Company and the Acquired Subsidiaries are in compliance in all material respects with such material Permits.

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(b)          To the Knowledge of the Company, there are no claims, liabilities, causes of action, inquiries, studies, notices, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or any Acquired Subsidiary or relating to any real property currently or formerly owned, leased or otherwise used by the Company or any Acquired Subsidiary. Neither the Company or any Acquired Subsidiary nor, to the Knowledge of the Company, any current owner, lessee or operator of such real property nor, to the Knowledge of the Company, any prior owner, lessee or operator of such real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of on such real property in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company or the Buyer. The Company and the Acquired Subsidiaries have not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)          Except as set forth on Schedule 3.17(c), the Company and the Acquired Subsidiaries have been since January 1, 2015 and are currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

3.18         Banks. Schedule 3.18 hereto sets forth (a) the name of each bank, trust company or other financial institution and stock or other broker with which the Company or any Acquired Subsidiary has an account, credit line or safe deposit box or vault; (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company or the Acquired Subsidiaries with respect to the accounts, credit lines, safe deposit boxes and vaults. Except as otherwise set forth in Schedule 3.18 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.

3.19         Customers. Schedule 3.19 sets forth a list of (a) the ten (10) largest customers of the Business (measured by aggregate billings for the fiscal year ended December 31, 2017), and (b) the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased for the Business for the fiscal year ended December 31, 2017). Except as otherwise set forth in Schedule 3.19 hereto, no such party has canceled, terminated or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company or any Acquired Subsidiary or to materially change the quantity, pricing or other terms applicable to its sale of products or services to the Company or any Acquired Subsidiary or its direct or indirect purchase of Products or Services from the Company or any Acquired Subsidiary. The Company and the Acquired Subsidiaries are not qualified or registered under, and since January 1, 2015, have not been qualified or registered under, any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership, and has not received from any Governmental Authority any special, preferential or advantageous treatment in connection with any such program or initiative. Since January 1, 2015, the Company and the Acquired Subsidiaries have not provided any Product or Service to any Person, and is under no obligation to provide any Product or Service to any Person, in connection with or pursuant to any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership.

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3.20         Absence of Certain Business Practices. None of the Existing Members, the Company or any Acquired Subsidiary nor any other agent of the Company or any Acquired Subsidiary, or, to the Knowledge of the Company, any other Person acting on behalf of or associated with the Company, acting alone or together, has (other than as reimbursement or payment for the Services in the ordinary course of business consistent with past practice) (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any illegal money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the Business (or assist the Company or any Acquired Subsidiary in connection with any actual or proposed transaction), in each case which (i) reasonably could be expected to subject the Company or any Acquired Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, taken as a whole, or (iii) if not continued in the future, may have a Material Adverse Effect. Further, the Company and the Acquired Subsidiaries are not Affiliates of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21         Products, Services and Authorizations.

(a)          To the Knowledge of the Company, since January 1, 2016, no Product sold or Service rendered by the Company has been sold or rendered other than in accordance in all material respects with the provisions of all applicable Legal Requirements, policies, guidelines and any other requirements and regulations of all Governmental Authorities.

(b)          Schedule 3.21(b) sets forth (i) a list of all Products and Services which at any time since January 1, 2016, have been withdrawn or suspended by the Company or any Acquired Subsidiary, as a result of any governmental or regulatory action, proceeding or order binding on the Company or the Business; (i) a brief description of all completed or pending governmental or regulatory proceedings seeking the withdrawal or suspension of any Product or Service; and (ii) a list of all regulatory letters received by the Company or any Acquired Subsidiary or the Existing Members or any of their agents relating to the Company or any Acquired Subsidiary or any of the Products or Services.

(c)          To the Knowledge of the Company, there is no basis for withdrawal or suspension of any Product registration, Product license or other license, approval or consent of any Governmental Authority with respect to the Company or any Acquired Sub or any of the Products.

(d)          The Company and the Acquired Subsidiaries have not and, to the Knowledge of the Company, their respective employees, representatives or agents, and, to the Knowledge of the Company, the Other Parties, have not, made any marketing or advertising claims, statements or representations that any such Person knows or has reason to believe is or was false.

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3.22         Labor. Except as disclosed in Schedule 3.22 hereto:

(a)          The Company and the Acquired Subsidiaries: (i) are in compliance in all material respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) has no leased employees.

(b)          To the Knowledge of the Company, the Company and the Acquired Subsidiaries are employing only individuals who are lawfully permitted to work in the United States and the Company and the Acquired Subsidiaries are in compliance with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. The Company and the Acquired Subsidiaries have not been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or any Acquired Subsidiary, and the Company or any Acquired Subsidiary has never received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous 24 months of the Effective Date.

(c)          Schedule 3.22(c) hereto contains a true and complete listing, including location, of each individual paid by the Company or any Acquired Subsidiary as an independent contractor rather than an employee, total compensation for services in excess of Twenty Thousand Dollars ($20,000) during the period from January 1, 2017 through the date hereof (“Independent Contractors”). The Company and the Acquired Subsidiaries have completed IRS Form SS-8 with respect to any Independent Contractor and no Independent Contractor has completed IRS Form SS-8 with respect to the Company or any Acquired Subsidiary. Except as set forth in Schedule 3.22(c), no current employee of the Company or any Acquired Subsidiary was treated at any time in the past as an Independent Contractor of the Company or any Acquired Subsidiary. Except as set forth on Schedule 3.22(c), no current Independent Contractor has canceled, terminated or made any written threat to the Company to cancel or otherwise terminate his, her or its relationship with the Company or any Acquired Subsidiary, or to materially change the pricing or other terms applicable to his, her or its sale or provision of services to the Company or any Acquired Subsidiary, or materially reduce his, her or its business relationship with the Company or any Acquired Subsidiary other than in accordance with the Contract, if any, by which such Independent Contractor is engaged by the Company or any Acquired Subsidiary.

(d)          To the Knowledge of the Company, the Company and the Acquired Subsidiaries have properly classified, for all times prior to the date hereof, Independent Contractors and employees, and has paid all Taxes required to be paid related to said Independent Contractors and employees.

(e)          Since January 1, 2016, there have not been any, (i) work stoppages, labor disputes or other material controversies between the Company and its employees, (ii) labor union grievances or, to the Knowledge of the Company, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Company, threatened.

(f)          Schedule 3.22(f) hereto sets forth by number and employment classification the approximate number of employees employed by the Company or any Acquired Subsidiary in each classification as of the date hereof, and, except as set forth therein, none of the Company’s employees are subject to union or collective bargaining agreements with the Company.

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3.23         Transactions With Affiliates. Except as otherwise set forth in Schedule 3.23 hereto and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs or Agreements by employees, the Company and the Acquired Subsidiaries have not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other transaction with any Existing Member or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as otherwise set forth in Schedule 3.23 hereto, none of the Existing Members or any other Affiliate of the Company is directly or indirectly indebted to the Company or any Acquired Subsidiary for money borrowed or other loans or advances, and neither the Company nor any Acquired Subsidiary is directly or indirectly indebted to any such Person.

3.24         Brokers or Finders’ Fees. Except as otherwise set forth in Schedule 3.24 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company, any Acquired Subsidiary or the Existing Members in such a manner as to give rise to any valid claim against the Buyer for any brokerage fee, finder’s fee or similar compensation.

3.25         Management Continuity. To the Knowledge of the Company, none of the officers of the Company or any Acquired Subsidiary have any current intention, plan or desire to terminate their respective employment or professional service agreements with the Company or any Acquired Subsidiary or to cease performing their respective duties as employees of the Company or any Acquired Subsidiary providing services to the Company or any Acquired Subsidiary.

3.26         Taxes.

(a)          The Company and the Acquired Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that it has been required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been timely paid. The Company and the Acquired Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or any Acquired Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or the requirement to file Tax Returns in that jurisdiction. There are no Encumbrances on any of the Properties that arose in connection with any failure (or alleged failure) to pay any Tax, except for Encumbrances for Taxes not yet due and payable or that are being contested in good faith by the Company.

(b)          The Company and the Acquired Subsidiaries have (i) timely withheld and paid all Taxes required to have been withheld and paid or properly reflected in the reserve referred to in Section 3.26(f)(ii) in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, customer or other third-party, (ii) complied with all information reporting and backup withholding provisions of applicable Legal Requirements, and (iii) maintained all required records with respect to the items in clauses (i) and (ii).

(c)          There is no dispute or claim concerning any Tax liability of the Company or any Acquired Subsidiary either, (i) claimed or raised by any Governmental Authority in writing, or (ii) as to which the Company or any Acquired Subsidiary or any of the Existing Members has actual knowledge based upon personal contact with any agent of such Governmental Authority. No issue relating to Taxes has been raised in writing by a Governmental Authority during any pending audit or examination. The Company has delivered to the Buyer correct and complete copies of all U.S. federal, state, local and foreign income, franchise and similar Tax Returns which have been filed, examination reports and statements of deficiencies assessed against, or agreed to by, the Company since January 1, 2016.

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(d)          Neither the Company nor any Acquired Subsidiary has waived any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          The Company and the Acquired Subsidiaries are not a party to any Tax allocation or Tax sharing agreement. The Company and the Acquired Subsidiaries (i) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (ii) have no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to contracts entered into in the ordinary course of business not primarily related to Taxes).

(f)          The unpaid Taxes of the Company and the Acquired Subsidiaries, (i) do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or any Acquired Subsidiary in filing its Tax Returns.

(g)          Neither the Company nor any Acquired Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(h)          The Company and the Acquired Subsidiaries have not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.

(i)           All material elections with respect to Taxes affecting the Company and the Acquired Subsidiaries are disclosed or attached to a Tax Return of the Company or an Acquired Subsidiary, as applicable.

(j)           All private letter rulings or similar rulings, memoranda, or determinations issued by any Governmental Authority to the Company or any Acquired Subsidiary (including without limitation any rulings, memoranda or determinations issued by any state, local or foreign Governmental Authority to the Company) have been disclosed in Schedule 3.26(j), and there are no pending requests for any such rulings, memoranda or determinations.

(k)          Neither the Company nor any Acquired Subsidiary will be required to include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) the cash basis method of accounting or percentage of completion method of accounting; or (vi) an election under Section 108(i) of the Code.

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(l)          There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Acquired Subsidiary and, after the Closing Date, neither the Company nor any Acquired Sub will be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(m)          The Company and the Acquired Subsidiaries do not have and have not had a permanent establishment in any foreign country and do not engage and have not engaged in a trade or business in any foreign country.

(n)          The Company and the Acquired Subsidiaries have not entered into any transaction identified as a “reportable transaction” or “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b). If the Company or any Acquired Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) reasonable basis for the tax treatment of such transaction and disclosed on its Tax Returns the relevant facts affecting the tax treatment of such transaction.

3.27         Other Information. The representations, warranties and other statements of the Company and the Existing Members contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.28         Securities Matters. Each Existing Member is an “accredited investor” as such term is defined under Rule 501 of Regulation D as promulgated under the Securities Act, and has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Buyer Securities and of protecting its interests in connection therewith. Each Existing Member has the ability to bear the economic risk of this investment, including complete loss of the investment.

3.29         No Additional Representations. Except for the representations and warranties made by the Company and the Existing Members in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to either the Company, any Subsidiary or the Business, and the Company hereby disclaims any such other representations or warranties.

Article 4- REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company and the Existing Members as of the date hereof and the Closing Date as follows:

4.1           Existence and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. The Buyer (i) qualifies as an accredited investor under Rule 501(a) of Regulation D, promulgated under the Securities Act, (ii) is acquiring the Common Membership Interests for its own account and for the purpose of investment and not with a view to distribution or resale thereof and (iii) acknowledges that (A) the Common Membership Interests have not been registered under the Securities Act or any state securities laws, (B) there is no public market for the Common Membership Interests and there can be no assurance that a public market will develop, and (C) it must bear the economic risk of its investment in the Common Membership Interests for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Common Membership Interests.

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4.2           Authority, Approval and Enforceability. This Agreement and each Ancillary Agreement to which the Buyer is a party has been duly executed and delivered by the Buyer and the Buyer has all requisite corporate power to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered by the Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its obligations hereunder and under the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby (including the issuance and delivery of the New Convertible Notes and the issuance of any Buyer Shares) have been duly and validly authorized and approved by all necessary company action on the part of the Buyer and no other proceeding on the part of the Buyer is necessary to authorize this Agreement, any Ancillary Agreement to which the Buyer is a party or to consummate the transactions contemplated hereby or thereby. Approval by the holders of a majority of the outstanding shares of common stock of Buyer for the potential issuance of 20% of the Buyer’s common stock is the only vote of stockholders of Buyer necessary to approve the transactions contemplated by this Agreement and any Ancillary Agreement, and such approval was obtained prior to the date hereof. This Agreement and each Ancillary Agreement to which the Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3           No Default or Consents. Except as otherwise set forth in Schedule 4.3 hereto, neither the execution nor delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(a)          violate or conflict with any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Buyer;

(b)          violate any Legal Requirements applicable to the Buyer;

(c)          violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Buyer;

(d)          result in the creation of any Encumbrance on any properties of the Buyer; or

(e)          require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third-party or any Governmental Authority.

4.4           No Proceedings. No suit, action or other proceeding is pending or, to the Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain the Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Buyer or any of its properties as a result of the consummation of this Agreement.

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4.5           No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections, budgets or other forward looking statements. The Buyer further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company, the Acquired Subsidiaries and the Business, (b) has been given adequate access to such information about the Company, the Acquired Subsidiaries and the Business as the Buyer has reasonably requested, and (c) will not assert any claim against the Company, the Existing Members or any of their respective Affiliates, or seek to hold any such Person liable, for any inaccuracies, misstatements or omissions with respect to any information made available, delivered, provided or furnished to the Buyer or any of its Affiliates; provided, that this Section 4.6 shall not preclude the Buyer Indemnified Parties from asserting claims for indemnification in accordance with Section 6.3(a) (subject to the limitations contained in Sections 6.3 and 8.1).

4.6           Independent Investigation; No Other Representations and Warranties. The Buyer agrees that none of the Company, the Existing Members or any of their respective Affiliates have made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Acquired Subsidiaries, the Business or the transactions contemplated hereby, other than those representations, warranties, covenants and agreements explicitly set forth in Article 3 of this Agreement.

4.7           Buyer Shares. The New Convertibles and the Buyer Shares have been duly authorized. Upon issuance, the New Convertible Notes and the Buyer Shares will be validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription or similar rights. At the Closing, Buyer will have sufficient authorized but unissued shares or treasury shares of Buyer Common Stock for the Buyer to meet its obligation to deliver the Buyer Shares under this Agreement and the Ancillary Agreements to which it is a party. Upon issuance of the Buyer Shares, the recipient thereof shall acquire good and valid title to the Buyer Shares. Upon issuance, the New Convertibles Notes and the Buyer Shares will be issued in compliance with applicable Legal Requirements. The issuance and sale of the New Convertible Notes and the Buyer Shares contemplated hereby does not conflict with or violate any rules or regulations of the Nasdaq Capital Market.

4.8           Brokers or Finders’ Fees. Except as otherwise set forth in Schedule 4.8 hereto, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Buyer in such a manner as to give rise to any valid claim against the Company or any Existing Member for any brokerage fee, finder’s fee or similar compensation.

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4.9           SEC Reports; Financial Statements. The Buyer has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Buyer was required by law to file such materials) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities Exchange Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Borrower and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial (individually and in the aggregate), year-end audit adjustments and the absence of footnotes.

Article 5- CONDITIONS TO THE EXISTING MEMBERS’ AND THE BUYER’S OBLIGATIONS

5.1           Conditions to Obligations of the Company. The obligations of the Company and the Members to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver of the following conditions:

(a)          As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or any of the Existing Members) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Existing Members as a result of the consummation of this Agreement.

(b)          The Buyer shall have made the payments of the Cash Consideration in accordance with Section 2.2 hereof.

(c)          The Buyer shall have issued and delivered the New Convertible Notes to the holders of the Senior Convertible Debt in accordance with Sections 2.2(c) of this Agreement.

(d)          The Buyer shall have issued the Buyer Shares to Venture Six, LLC and Wesley Jones in satisfaction of the Promissory Notes in accordance with Section 2.2(d) of this Agreement.

(e)          The Buyer shall have executed and delivered to the Company its executed signature page to the New Company LLC Agreement.

(f)          The Company shall have received a certificate of the Secretary of the Buyer certifying (i) the articles of incorporation and by-laws of the Buyer, (ii) the resolutions of the Board of Directors of the Buyer approving this Agreement and the Ancillary Agreements to which it is a party, (iii) the written consent of the stockholders of the Buyer approving this Agreement and the Ancillary Agreements to which it is a party (including the approval of the issuance of any Buyer Shares issuable pursuant to this Agreement or any of the Ancillary Agreements).

(g)          The Buyer shall have executed and delivered its executed signature page to the Registration Rights Agreement.

(h)          The Buyer shall have filed with The Nasdaq Capital Market an additional shares listing application covering all of the Buyer Shares issued or issuable under this Agreement and the Ancillary Agreements, and shall have received no objections from The Nasdaq Capital Market with respect to such listing application that are not resolved prior to the Closing Date.

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(i)          The Buyer shall have delivered the Information Statement pursuant to Section 14(c) of the Exchange Act to the stockholders of the Buyer notifying them of the approval, by written consent, of the stockholders of the Buyer to the issuance of the Buyer Shares issuable pursuant to this Agreement and the Ancillary Agreements and twenty (20) days shall have elapsed since the Information Statement was sent or given to the stockholders of Buyer.

5.2           Conditions to Obligations of the Buyer. The obligations of the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Buyer, to the satisfaction or waiver of the following conditions:

(a)          As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Buyer) shall be pending or threatened before any Governmental Authority seeking to restrain the Buyer or prohibit the Closing or seeking Damages against the Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(b)          The Company shall have furnished the Buyer with a certified copy of all necessary corporate resolutions and actions on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(c)          No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(d)          The Buyer shall have received the deliverables contemplated by Section 2.2 hereof.

(e)          The Company and the Existing Members shall have executed and delivered to the Buyer their executed signature pages to the New Company LLC Agreement.

(f)          The holders of the New Convertible Notes, the Existing Members, Wesley Jones and Venture Six, LLC shall have executed and delivered to the Buyer their executed signature pages to the Registration Rights Agreement.

Article 6- POST-CLOSING OBLIGATIONS

6.1           Further Assurances. Following the Closing, the Company, the Existing Members and the Buyer shall execute and deliver such other documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement.

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6.2           Publicity; SEC Filings; Listing. None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except: (a) as required by any applicable Legal Requirement (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), including as noted in the next two sentences, and (b) to each Party’s advisors and lenders. The Parties understand and acknowledge that as a publicly held company, the Buyer will be required to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission to disclose the acquisition contemplated by this Agreement (the “Form 8-K”), and all of the Parties expressly consent to such timely filing. In addition, the Existing Members and the Company understand and acknowledge that in connection with such filing, the Buyer will be required to file the previous two (2) years of audited financial statements of the Company, along with required pro-forma financial statements in accordance with Rule 3-05 of Regulation S-X, no later than seventy-one (71) days after the date that the initial Form 8-K must be filed. Buyer shall use reasonable best efforts to ensure that the Form 8-K, and related financial statements, are timely filed. Buyer shall maintain the listing of the Buyer Shares and shall not take any action which would be reasonably expected to result in the delisting or suspension of the Buyer’s common stock on The Nasdaq Stock Market.

6.3           Post-Closing Indemnity by the Existing Members and by the Buyer.

(a)          Subject to the limitations set forth in Section 8.1, from and after the Closing, the Existing Members shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including the Company), directors, officers, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any and all Damages arising out of or resulting from: (i) a breach of, or material inaccuracy in, any of the representations or warranties made by the Company or the Existing Members in this Agreement (it being agreed that, for purposes of this Section 6.3 and Section 8.1, all qualifications and exceptions relating to materiality, material adverse effect or words of similar import (but not specific dollar thresholds) shall be disregarded for purposes of calculating the amount of Damages resulting from such breach or inaccuracy, but for the avoidance of doubt, such materiality, material adverse effect and words of similar import shall not be disregarded for purposes of determining whether such breach or inaccuracy exists), (ii) a breach or default in performance by the Company of any pre-closing covenant or agreement contained in this Agreement or a breach or default of any Existing Member of any covenant or agreement of such Existing Member contained in this Agreement, (iii) the Excluded Subsidiaries, (iv) Indemnified Taxes and (v) the Excluded Liabilities.

(b)          Subject to the limitations set forth in Section 8.1, from and after the Closing, the Buyer shall indemnify and hold harmless the Existing Members and their Affiliates, directors, officers, employees, agents and representatives (the “Existing Member Indemnified Parties”) from and against any and all Damages arising out of or resulting from: (i) a breach of, or material inaccuracy in, any of the representations or warranties made by the Buyer in this Agreement and (ii) a breach or default in performance by the Buyer or the Company of any covenant or agreement of the Buyer or the Company (in the case of the Company, solely with respect to its post-Closing covenants or agreements) contained in this Agreement.

(c)          All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein; provided that the use of any one right or remedy hereunder by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies hereunder. Except for actual fraud, the remedies provided in this Section 6.3 (which are subject to the limitations set forth in Section 8.1) shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Existing Member Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Buyer Indemnified Party or Existing Member Indemnified Party shall bring any claim with respect to this Agreement, whether in contract, tort or otherwise, other than (i) a claim of actual fraud against the party that committed such actual fraud, (ii) an indemnification claim made by the Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 6.3(a), or (iii) an indemnification claim made by an Existing Member on behalf of the Existing Member Indemnified Parties in accordance with Section 6.3(b); provided, that any party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after the Closing. For the avoidance of doubt, this Section 6.3 does not preclude any claim arising from any failure of (i) the Buyer to comply with its obligations under the New Convertible Notes or (ii) the Company to comply with its Put Right obligations as provided in the New Company LLC Agreement or the Buyer to comply with its guarantee of such Put Right obligations of the Company.

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6.4           Non-Disclosure.

(a)          General. In consideration of the payment to be made pursuant to Section 2.2 hereof, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Existing Member hereby covenants and agrees that such Existing Member shall not divulge, communicate, use for any commercial purpose any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company or any of its Affiliates. Any Company Information now known or hereafter acquired by any Existing Member with respect to the Company or any of its Affiliates shall be deemed a valuable, special and unique asset of the Company that is received by such party in confidence, and such party shall treat such Company Information as such under this Section 6.4(a). In addition, the Existing Members will use commercially reasonable efforts to:

(i)          receive and hold all Company Information in trust and in strictest confidence; and

(ii)         take reasonable steps to protect the Company Information from disclosure.

(b)          Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by any Existing Member may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, each Existing Member recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants set forth in Section 6.4(a) by any Existing Member, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer and/or the Company may possess hereunder, at law or in equity. Nothing contained in this Section 6.4(b) shall be construed to prevent the Buyer and/or the Company from seeking and recovering from an Existing Member Damages sustained by it as a result of any breach or violation by such Existing Member of any of the covenants or agreements contained herein, and their respective controlled Affiliates and each of their respective past or present officers, managers, directors, stockholders, members, partners, employees and agents.

6.5           Director Nomination. At the next annual meeting of Buyer, the Buyer shall use best efforts to cause Louis Foreman to be nominated as a director on the Buyer’s Board of Directors.

6.6           Releases. Due to the consideration to be received by each Existing Member under this Agreement and the Ancillary Agreements, effective as of (and subject to) the Closing, each Existing Member, on behalf of himself, herself, or itself and each of his, her, or its respective controlled Affiliates, successors and assigns, hereby releases the Buyer, the Company, the Acquired Subsidiaries and their respective Affiliates, as well as each of their respective past or present officers, managers, directors, stockholders, members, partners, employees and agents (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands which such Existing Member may have relating to, arising out of or in connection with any facts or circumstances directly or indirectly relating to the Company and the Acquired Subsidiaries, which existed on or prior to the Closing Date (the “Released Claims”), and agrees not to bring or threaten to bring or otherwise join in, and agrees to cause its, his or her controlled Affiliates and successors and assigns not to bring or threaten, any Released Claim against the Released Parties; provided, that the foregoing shall not (i) preclude such Existing Member from seeking recovery under any directors and officers’ insurance policy maintained by the Existing Members on behalf of the Company or any Acquired Subsidiary for claims made after Closing in respect of events occurring prior to Closing having the effect of converting the Company’s current claims-made policies into “occurrence based” coverage or (ii) apply to any rights of such Existing Member or such Existing Member’s Affiliates arising under this Agreement or any Ancillary Agreement. Furthermore, the release contained in this Section 6.6 specifically includes any claim relating to any unpaid compensation due and owing to Gregg Smith and Louis Foreman for services rendered in their capacities as Independent Contractors.

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6.7           Restrictive Covenants.

(a)          Each Existing Member acknowledges and agrees that: (i) the covenants contained in this Section 6.7 (the “Restrictive Covenants”) are being entered into by such Existing Member in connection with the transactions contemplated by this Agreement; and (ii) the Restrictive Covenants are a material inducement to Buyer to enter into this Agreement and the other Ancillary Agreements. Therefore, during the period commencing on the Closing Date and continuing thereafter for two (2) years after the Closing Date (the “Restricted Period”), each Existing Member shall not, directly or indirectly, for himself, herself or itself, or for, through or in association with any other Person:

(i)          Engage or participate in or be involved in any capacity, own any shares or equity interests in, manage, operate, control, finance, or be employed or engaged by or associated with, serve as a director, officer, manager, consultant, trustee or partner of or provide services or advice or other aid or assistance to, nor lend or permit their name to be used in connection with, any company, business, enterprise or other Person (other than in connection with such Existing Member’s ownership in or management of the Company) engaged in the Restricted Business, nor attempt to do or take, assist any other Person in doing or taking or permit any Affiliate to do or take any such action; provided, that, (i) this Section 6.7(a)(i) shall not preclude the product design, development, prototyping, marketing, crowdfunding, and manufacturing services that are currently being conducted by Enventys Partners, LLC (including the right of Enventys Partners, LLC to continue to perform such services), a subsidiary of Venture Six, LLC, and (ii) this Section 6.7(a)(i) shall not preclude such Existing Member from owning less than five percent (5%) of any class of securities of a publicly traded Person so long as such Existing Member does not participate in any way in the management, operation or control of such Person;

(ii)         (A) Solicit, induce or attempt to induce any employee or independent contractor of the Buyer, Company, any Acquired Subsidiary or their respective Affiliates to leave such employment, or (B) hire any Person who is or was an employee or independent contractor of the Buyer, Company or any Acquired Subsidiary at any time during the twelve-month period immediately prior to the date on which such hiring would take place, nor attempt to do or take, assist any other Person in doing or taking or permit any Affiliate to do or take any such action; provided that the foregoing shall not apply to (y) solicitations through search firms (including, without limitation, any online or other recruiting or employment agencies) or general advertisements (including, without limitation, through newspapers, trade publications, periodicals, radio, or internet sites (i.e., Monster.com or LinkedIn)) not specifically targeted at employees of the Buyer, Company, any Acquired Subsidiary or their respective Affiliates, or (z) solicitations or hiring of any Person who has not been employed by the Company or any Acquired Subsidiary in the twelve (12) months preceding such Existing Member’s solicitation or hiring of such Person;

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(iii)        Solicit, recruit or induce, in any case, for the purpose of enticing away or to ceasing or reducing doing business with the Buyer, the Company, the Acquired Subsidiaries or their respective Affiliates, any Person having a business relationship with the Buyer, the Company, the Acquired Subsidiaries or their respective Affiliates, nor attempt to do or take, assist any other Person in doing or taking or permit any Affiliate to do or take any such action; or

(iv)        Take any action designed to intentionally interfere with or disrupt in any way the business relationship between the Buyer, the Company or any of the Acquired Subsidiaries, on the one hand, and any inventor, customer, supplier, vendor, consultant, employee or independent contractor of the Company or any of the Acquired Subsidiaries.

(b)          Following the Closing, each Existing Member hereby covenants and agrees not to make or publish, orally or in writing or electronically, any derogatory or disparaging statements regarding the Buyer, the Company, the Acquired Subsidiaries or their respective Affiliates, nor attempt to do or take, assist any other Person in doing or taking or permit any Affiliate to do or take any such action; provided, however, that this clause is not intended to prevent (i) any Existing Member from testifying truthfully in response to a valid subpoena or other compulsory legal process or (ii) any Existing Member from enforcing such Existing Member’s rights under this Agreement and any other Ancillary Agreement.

(c)          If, at the time of enforcement of any of the Restrictive Covenants, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)          Each Existing Member acknowledges that a breach of any of the Restrictive Covenants would cause irreparable harm to the Buyer, the Companies and the Acquired Subsidiaries, for which there is no adequate remedy at law. Each Existing Member agrees that, in the event of any breach or threatened breach of any of the Restrictive Covenants, the Buyer, the Company and the Acquired Subsidiaries may have the right, in addition to any other rights or remedies they may have, to seek a temporary restraining order or orders and preliminary or permanent injunctive relief to prevent breach(es) of the Restrictive Covenants and to specifically enforce the terms and provisions thereof without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law.

Article 7- TAX MATTERS

7.1           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, and interest and related expenses) incurred in connection with this Agreement shall be borne fifty percent (50%) by the Existing Members and fifty percent (50%) by the Buyer, and the Existing Members or the Buyer (as required by applicable law) will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

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7.2           Tax Contests.

(a)          If a claim relating to Taxes shall be made by any Governmental Authority that, if successful, would result in the Existing Members being required to indemnify a Buyer Indemnified Party (for purposes of this Article 7, an “Indemnified Taxpayer”) pursuant and subject to Sections 6.3 and 8.1, the Indemnified Taxpayer shall promptly notify the Existing Members in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

(b)          The Existing Members shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Existing Members notify the Indemnified Taxpayer in writing within fifteen (15) calendar days after the Indemnified Taxpayer has given notice of such claim that the Existing Members desire to defend the Indemnified Taxpayer against such claim and (B) the Existing Members conduct the defense of the claim actively and diligently.

(c)          Subject to the provisions of paragraph (ii) above, the Existing Members shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Existing Members shall reasonably request, to a determination in an appellate court.

(d)          The Existing Members shall not be entitled without the Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed) to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Existing Members, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, but not limited to, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit).

(e)          If any of the conditions in Section 7.2(b) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against such claims, and (B) the Existing Members will remain responsible for any Damages the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 7.2, in each case, subject to the limitations set forth in Section 6.3 and 8.1 hereof.

7.3           Additional Agreements.

(a)          The Buyer shall, at all times following the Closing, (i) cause the Company to grant to the Existing Members access at all reasonable times to all of the Company’s books and records (including Tax workpapers, Tax Returns and correspondence with Governmental Authorities), including the right to take extracts therefrom and make copies thereof, to the extent relevant to Tax periods beginning before and ending on or before the Closing Date (“Pre-Closing Tax Periods”) and (ii) otherwise cooperate with the Existing Members in connection with any audit of Taxes with respect to Pre-Closing Tax Periods. The Buyer shall similarly cause the Company to grant to the Existing Members access to the Company’s records for periods on or after the Closing to the extent reasonably required to assess and/or determine the Existing Members’ obligations for indemnification under this Agreement. The Buyer and the Existing Members further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authorities or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

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(b)          The Existing Members shall be responsible, at their expense, for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date to the extent such returns relate to Pre-Closing Tax Periods. The Existing Members shall send the Buyer drafts of such Tax Returns for review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (including any applicable extensions) and shall consider in good faith making such revisions to such Tax Returns as are reasonably requested by the Buyer. All Tax Returns to be prepared pursuant to this Section 7.3(b) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Existing Members shall pay the amount due with respect to such Tax Returns.

(c)          The Company shall prepare, at the Company’s expense, all Tax Returns of the Company with respect to periods beginning before the Closing Date and ending after the Closing Date (“Straddle Periods”) and will send the Existing Members drafts of such Tax Returns for review and comment at least twenty (20) days prior to the due date for filing such Tax Returns (including any applicable extensions) and shall make such revisions to such Tax Returns as are reasonably requested by the Existing Members. At least five (5) days before the date on which Taxes are due with respect to any Tax Return covering a Straddle Period, the Existing Members shall pay to the Company the portion of the Taxes shown as due on such Tax Return related to the portion of the Straddle Period ending on the Closing Date. For purposes of this Agreement, with respect to Straddle Periods, any Tax based directly or indirectly on gross or net income, sales or receipts, imposed in respect of specific transactions, or employment, social security or other similar taxes shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day immediately after the Closing Date by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day immediately after the Closing Date based on the number of days in the Straddle Period ending on the Closing Date divided by the total number of days in the Straddle Period.

(d)          The Parties hereto acknowledge and agree that the purchase and sale of the Common Membership Interests by the Buyer shall be treated for U.S. federal and applicable state income tax purposes as a purchase of partnership interests from the Company. The Parties agree that there shall be an interim closing of the books of the Company under Section 706 of the Code effective as of the Closing Date, and accordingly, the income, gain, loss and deduction (and items thereof) for the portion of the taxable year of the Company in which the Closing occurs prior to and including the Closing Date shall be allocated solely to the Existing Members and not the Buyer. The Parties acknowledge that the tax year of the Company shall not terminate as a result of the purchase of Common Membership Interests by Buyer; therefore the U.S. federal income tax return of the Company for the period that includes the Closing Date will be a Tax Return for a Straddle Period.

(e)          The Buyer shall not amend any Tax Return for Pre-Closing Tax Period or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Existing Members, which consent shall not be unreasonably withheld, conditioned or delayed.

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Article 8 - MISCELLANEOUS

8.1           Limitation on Liability; Claim Procedure.

(a)          The representations and warranties of the Company and the Buyer set forth in this Agreement shall survive the Closing until the date that is (i) with respect to the Fundamental Representations, sixty (60) days after the expiration of the longest permitted applicable statute of limitations under applicable Legal Requirements and (ii) with respect to all other representations and warranties set forth in this Agreement, eighteen (18) months after the Closing Date (each such survival date set forth in subclauses (i) and (ii) above, a “Representation and Warranty Survival Date”). All covenants or agreements required to be performed pursuant to this Agreement by any Party shall survive the Closing in accordance with their respective terms (the “Covenant Survival Date” and, together with the Representation and Warranty Survival Date, each, a “Survival Date”). No Party may bring a claim with respect to any representation, warranty, covenant or agreement unless such claim is made by the Indemnified Party to an Indemnifying Party prior to the applicable Survival Date. No Party shall have any liability whatsoever with respect to any such representations, warranties, covenants or agreements unless a claim is made by an Indemnified Party pursuant to Section 6.3 of this Agreement (and in accordance with Section 8.1(b) below) prior to the applicable Survival Date and if written notice of an indemnification claim has been provided in accordance herewith by any Party prior to the expiration of the applicable Survival Date, then such applicable representation, warranty or covenant shall survive solely as to such claim until such claim has been finally resolved.

(b)          For purposes of this Section 8.1, a Party making a claim for indemnity under Section 6.3 is hereinafter referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 6.3 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third-party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable Survival Period has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party the Indemnifying Party shall have the right to defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including, but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against without expense or other action by the Indemnified Party.

(c)          Upon request of the Existing Members where they are the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and at its own expense (provided that such expenses shall be included in the calculation of Damages in the event and to the extent of an indemnifiable claim):

(i)          take such action as the Existing Members may reasonably request in connection with such action,

(ii)         allow the Existing Members to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

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(iii)        render to the Existing Members all such assistance as the Existing Members may reasonably request in connection with such dispute and defense.

(d)          Determination of Damages. In determining the amount of any Damages for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Damages shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third-party recoveries actually received by the Indemnified Party or an Affiliate in respect of such Damages (which proceeds and recoveries the Indemnifying Party agrees to use diligent efforts to obtain) and the amount of any Tax Benefit related thereto; provided that the Buyer’s right to bring a claim hereunder to recover damages shall not be delayed as a result of pending resolutions of any insurance claims. As used herein, “Tax Benefit” shall mean any reduction of Taxes payable by or on behalf of the Indemnifying Party or any of its Affiliates as a result of any Damages. If an indemnification payment is received by an Indemnified Party, and such Indemnified Party or any Affiliate later receives insurance proceeds, other third-party recoveries or Tax Benefits in respect of the related Damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (i) the actual amount of such insurance proceeds, other third-party recoveries and Tax Benefits or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages. All parties shall use commercially reasonably efforts to mitigate the amount of Damages for which they may be entitled to indemnification hereunder.

(e)          Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all purposes, and the parties agree to file their Tax Returns accordingly.

(f)          Limitations.

(i)          Notwithstanding anything to the contrary in this Agreement, (i) the Existing Members shall have no liability in respect of their indemnification obligations under Section 6.3(a)(i) of this Agreement (other than with respect to breaches of the Fundamental Representations) unless and until the aggregate amount of Damages exceeds $75,000 (the “Basket”), at which point the Existing Members shall be responsible for the entire amount of such Damages back to the first dollar of Damages (i.e. without giving effect to the Basket) but subject to the other limitations set forth herein, (ii) the Existing Members’ aggregate liability in respect of their indemnification obligations under Section 6.3(a)(i) of this Agreement (other than with respect to breaches of the Fundamental Representations) shall not exceed twenty percent (20%) of the Put Right Shares issuable to the Existing Members under the New Company LLC Agreement in respect of their Preferred Membership Interests and (iii) the Existing Members’ aggregate indemnification obligations under this Agreement (including in respect of breaches of their Fundamental Representations and the other indemnifiable items set forth in Section 6.3(a) of this Agreement) shall not exceed one hundred percent (100%) of the Put Right Shares issuable to the Existing Members under the New Company LLC Agreement in respect of their Preferred Membership Interests.

(ii)         Except for Indemnified Taxes, which shall be payable by Existing Members in cash, neither the Buyer nor any other Buyer Indemnified Party may seek recovery directly against an Existing Member in respect of the Existing Members’ indemnification obligations under this Agreement, and any recovery shall be limited to a right of offset against, and to reduce, the number of Put Right Shares to be paid to the Existing Members in respect of their Preferred Membership Interests. For purposes of the preceding sentence only, the Parties agree to value each Put Right Share using the Valuation Methodology in order to determine the reduction in the number of Put Right Shares and the related Put Right obligation. By way of example, assuming each Put Right Share is valued at $5, if the Existing Members’ were liable for Damages in respect of their indemnification obligations under this Agreement in an amount equal to $500,000, then the number of Put Right Shares underlying the Put Right would be reduced by 100,000 Buyer Shares. Any Indemnified Taxes which are paid in cash shall be applied and credited towards any indemnification cap.

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(iii)        If an Indemnified Party is entitled to indemnification under more than one clause or sub-clause of this Agreement with respect to Damages, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Damages to the extent it arises out of the same set of circumstances and events; it being understood that this Section 8.1(f)(iii) is solely to preclude a duplicate recovery by an Indemnified Party.

8.2           Brokers. Regardless of whether the Closing shall occur, (a) the Existing Members shall jointly and severally indemnify and hold harmless the Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Existing Members in respect of the transactions contemplated by this Agreement, and (b) the Buyer shall indemnify and hold harmless the Company and the Existing Members from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Buyer in respect of the transactions contemplated by this Agreement.

8.3           Costs and Expenses. Each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the “Transaction Expenses”); provided, however, that the Existing Members shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of the Company or any of the Existing Members (including the costs associated with the negotiation, preparation, delivery, and consummation of the Access Innovation Purchase Agreement and the transactions contemplated thereby and any other continuing obligations of the Company thereunder, other than with respect to the payment of the purchase price by the Company to the AI Selling Members as contemplated in this Agreement) (collectively, “Existing Members’ Expenses”). Following the Closing, the Company shall be responsible for any audit fees and expenses related to the preparation of the Company’s audited financial statements described in the last sentence of Section 6.2 of this Agreement and, for the avoidance of doubt, such audit fees and expenses shall not constitute Existing Members’ Expenses and the Existing Members shall have no obligation or liability in respect of such audit fees and expenses.

8.4           Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, by facsimile or by FedEx, UPS or other reputable overnight courier, as follows:

IF TO THE BUYER:

Xspand Products Lab, Inc.
909 New Brunswick Avenue
Phillipsburg, New Jersey 08865
Attn: CEO
Email: Chris@SRMIdealab.com

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With a copy to (that shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attn: Marc J. Adesso, Esq.
Email: marc.adesso@wallerlaw.com
Facsimile: (615) 244-6804

IF TO THE COMPANY (following the Closing):

Edison Nation Holdings, LLC
c/o Xspand Products Lab, Inc.
909 New Brunswick Avenue
Phillipsburg, New Jersey 08865
Attn: CEO
Email: Chris@SRMIdealab.com

With a copy to (that shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attn: Marc J. Adesso, Esq.
Email: marc.adesso@wallerlaw.com
Facsimile: (615) 244-6804

IF TO THE COMPANY (prior to the Closing)
OR TO THE EXISTING MEMBERS:

c/o Evolution Corporate Advisors LLC
641 Lexington Avenue, Suite 1302

New York, NY 10022
Attn.: Gregg Smith

With a copy to (that shall not constitute notice):

Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew B. Hoffman, Esq.
Email: hoffmanma@gtlaw.com
Facsimile: (954) 759-5532

Each of the addresses for Notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon transmission if successfully transmitted during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not transmitted during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail, personal delivery, email FedEx, UPS or other reputable overnight courier.

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8.5           Governing Law.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.6           Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

8.7           Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party, provided, however, that nothing herein shall prohibit the assignment of the Buyer’s rights (but not its obligations) to any direct or indirect subsidiary or prohibit the assignment of the Buyer’s rights (but not obligations) to any lender as collateral for any indebtedness for borrowed money from such lender. The Persons referred in Section 6.3(a) and (b) of this Agreement are intended third-party beneficiaries of the covenants, agreements, representations and warranties in such Section. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

8.8           Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. The Schedules to Article 3 shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3. No modifications, qualifications, or exceptions to any representations or warranties disclosed on one Schedule to Article 3 shall constitute a modification, qualification, or exception to any other representations or warranties made in Article 3 of this Agreement unless it is reasonably apparent on its face that the disclosures on such Schedule applies to such other representations and warranties.

8.9           Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and will be effective when counterparts have been signed by the Buyer, the Existing Members and the Company and delivered to the Buyer, the Existing Members and the Company. A manual signature on this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement.

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8.10         References and Construction.

(a)          Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the Person may require. References to monetary amounts, specific named statutes and GAAP are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and U.S. GAAP, respectively, unless the context otherwise requires. When appearing in this Agreement, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.

(b)          The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted, and no rule of strict construction shall be applied against any Party. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

8.11         Attorneys’ Fees. Subject to Section 6.3 and Section 8.1 hereof, in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

8.12         Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

8.13         Entire Agreement; Amendments and Waivers. The Recitals to this Agreement are true and correct in all respects and are hereby incorporated by reference herein. This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.14         Termination. Either Buyer or the Company may terminate this Agreement if the Closing has not occurred by September 30, 2018; provided, however, (i) Buyer may not terminate this Agreement if the failure of the Closing to occur is due to the failure of Buyer to satisfy any of the conditions set forth in Section 5.1 and (ii) the Company may not terminate this Agreement if the failure of the Closing to occur is due to the failure of the Company to satisfy any of the conditions set forth in Section 5.2. If this Agreement is terminated, then all further obligations under this Agreement shall terminate and no Party shall have any liability in respect of the termination of this Agreement; provided that no such termination will relieve any Party of liability for its willful and material breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

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8.15         Waiver of Conflicts; Privilege.

(a)          Each of the Parties acknowledges and agrees that Greenberg Traurig, P.A. (“GT”) has acted as counsel to the Existing Members, the Company and its Subsidiaries in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)          Buyer hereby consents and agrees to, and agrees to cause the Company and the Acquired Subsidiaries to consent and agree to, GT representing any of the Existing Members after the Closing, including with respect to disputes in which the interests of any of the Existing Members may be directly adverse to Buyer and its Subsidiaries (including, following the Closing, the Company and the Acquired Subsidiaries), and even though GT may have represented the Company and its Subsidiaries in a matter substantially related to any such dispute prior to the Closing. Buyer further consents and agrees to, and agrees to cause the Company and its Subsidiaries to consent and agree to, the communication by GT to the Existing Members in connection with any such representation of any fact (as opposed to legal analysis, legal strategy or otherwise privileged information for which the Existing Members do not continue to own the privilege pursuant to Section 8.15(d) below) known to GT arising by reason of GT’s prior representation of the Company or any of its Subsidiaries.

(c)          In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and the Acquired Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with: (i) GT’s prior representation of the Company or any of the Company’s Subsidiaries prior to the Closing and (ii) GT’s representation of the Existing Members prior to and after the Closing.

(d)          Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all communications in any form or format between GT and the Company or its Subsidiaries, or any of their respective managers, directors, officers employees or other representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Existing Members, shall be controlled by the Existing Members and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Existing Members, shall be controlled by the Existing Members and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries.

Article 9- DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article 9 or as referenced elsewhere in this Agreement.

“Access Innovation Purchase Agreement” shall mean that certain Purchase Agreement, dated as of the date hereof, by and among the Company and certain other members of Access Innovation, LLC (the “AI Selling Members”) pursuant to which, among other things, the Company shall use Five Hundred Fifty Thousand Dollars ($550,000) of the Cash Consideration to purchase the membership interests of Access Innovation, LLC from the AI Selling Members.

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“Acquired Subsidiaries” shall mean Edison Nation, LLC, SafeTV Shop, LLC and Everyday Edisons, LLC.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns fifty percent (50%) or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.

“Agreement” shall have the meaning set forth in the preamble.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“AI Selling Members” shall have the meaning set forth in the defined term “Access Innovation Purchase Agreement”.

“AllStar Agreement” shall mean that certain agreement, dated as of the date hereof, by and among the Company, the Acquired Subsidiaries and AMG pertaining to, among other things, (i) the cancellation and discharge of the AMG Note in exchange for the transfer, conveyance and assignment to AMG of the Company’s right, title and interest in and to the Peticare™ product and (ii) the termination of the Terminated AllStar Agreements.

“Ancillary Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement (including the New Convertible Notes, the Registration Rights Agreement and the New Company LLC Agreement).

“AMG” shall have the meaning set forth in Section 2.3(b).

“AMG Note” shall have the meaning set forth in Section 2.3(b).

“Basket” shall have the meaning set forth in Section 8.1(f)(i)

“Business” shall have the meaning set forth in the first recital.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of the Buyer.

“Buyer Shareholder Approval” shall have the meaning set forth in Section 2.5 (c).

“Buyer Shares” means any shares of Buyer Common Stock issuable by Buyer pursuant to this Agreement or any Ancillary Agreement, including, without limitation, the shares of Buyer Common Stock issuable to Wesley Jones and Venture Six, LLC pursuant to Section 2.2(e) of this Agreement, the shares of Buyer Common Stock issuable upon conversion of the New Convertible Notes and the Put Right Shares.

“Cash Consideration” shall mean Seven Hundred Thousand Dollars ($700,000).

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Membership Interests” shall have the meaning set forth in the fourth recital.

“Company” shall have the meaning set forth in the preamble.

“Company Information” shall have the meaning set forth in Section 6.4(a).

“Confidential Information” shall mean confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the Business, Products or Services of the Company or the Acquired Subsidiaries (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any Existing Member or of which any Existing Member became aware as a consequence of or through its ownership of the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company and their confidential information, (c) Trade Secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) is or becomes generally available to the public other than as a result of a disclosure by any of the Existing Members or any of their respective Affiliates, (ii) is or becomes available to the Company, any of the Existing Members or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by the Company, the Existing Members or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers or (iii) is required to be disclosed by the Company, the Existing Members or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority or as is necessary to effect the transaction contemplated by this Agreement; and provided, further, that the Existing Members shall promptly notify the Buyer of any disclosure pursuant to this clause (iii).

“Contracts,” when described as being those of or applicable to any Person, shall mean any and all written contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, mortgages, bonds, notes, guaranties or other undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

“Covenant Survival Date” shall have the meaning set forth in Section 8.1(a).

“Damages” shall mean any and all damages, liabilities, losses, penalties, fines, judgments, claims, deficiencies, losses, costs and expenses and assessments (including, but not limited to, income and other Taxes, interest, penalties, and attorneys’ and accountants’ fees and disbursements) but excluding all consequential damages, punitive and exemplary damages, special damages or other similar items.

“Deal Communications” shall have the meaning set forth in Section 8.15(d).

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“Encumbrances” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, liens (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” shall mean all existing and applicable Legal Requirements of federal, state and local Governmental Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to Hazardous Materials.

“Exchange Act” shall have the meaning set forth in Section 2.5 (c).

“Excluded Liabilities” shall have the meaning set forth in Section 1.3.

“Excluded Subsidiaries” shall mean Edison Nation Medical, LLC and Access Innovation, LLC.

“Existing Company Membership Interests” shall have the meaning set forth in the second recital.

“Existing Members” shall have the meaning set forth in the preamble.

“Existing Members’ Expenses” shall have the meaning set forth in Section 8.3.

“Fundamental Representations” shall mean the following representations and warranties: Section 3.2; Sections 3.3(a) and (b); Section 3.4; Section 3.24; Section 4.2; Section 4.7; and Section 4.8.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authorities” shall mean any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

“GT” shall have the meaning set forth in Section 8.15(a).

“Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

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“Indemnified Taxes” shall mean (i) all Taxes (or the non-payment thereof) of the Company and Acquired Subsidiaries for all Pre-Closing Tax Periods and the portion of all Straddle Periods ending on the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Acquired Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (iii) any and all Taxes of any person (other than the Company and Acquired Subsidiaries) imposed on the Company or the Acquired Subsidiaries as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business not primarily related to Taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Indemnified Party” shall have the meaning set forth in Section 8.1(b).

“Indemnified Taxpayer” shall have the meaning set forth in Section 7.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.1(b).

“Information Statement” shall have the meaning set forth in Section 2.5 (c).

“Knowledge of the Company” shall mean the actual knowledge of the Company and the Existing Members, with respect to the matter in question, and such knowledge as any of them reasonably should have obtained upon commercially reasonable inquiry of employees of the Company and the Subsidiaries into the matter in question.

“Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

“Material Adverse Effect” shall mean a material adverse effect on the Business, financial condition, Properties or liabilities of the Company or the Acquired Subsidiaries, taken as a whole provided, that in no event shall any of the following be taken into account in the determination of whether an Material Adverse Effect has occurred: (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any force majeure, hostilities, war or military or terrorist attack); (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Buyer or any of its Affiliates is the prospective owner of the Common Membership Interests; (iv) any event, condition or other matter disclosed on a Schedule to this Agreement; (v) any change resulting from any action by the Company contemplated by this Agreement; or (vi) the failure of the Company to achieve any financial projections or budget.

“New Company LLC Agreement” shall have the meaning set forth in the fourth recital.

“New Convertible Notes” shall have the meaning set forth in Section 2.2(c).

“Notice” shall have the meaning set forth in Section 8.4.

“Organizational Documents” shall mean, with respect to the Company or any of its Subsidiaries, the Company’s or its subsidiary’s certificate of formation and operating agreement.

“Party” or “Parties” shall have the meaning set forth in the preamble.

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“Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, or orders under any Legal Requirement or otherwise granted by any Governmental Authority, including without limiting the foregoing, participation in Government Programs.

“Person” shall mean any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 7.3 (c).

“Preferred Membership Interests” shall have the meaning set forth in the fourth recital.

“Privileged Deal Communications” shall have the meaning set forth in Section 8.15(d).

“Product” shall mean each product offered, distributed or sold by the Company or the Acquired Subsidiaries and any other products with respect to which the Company or the Acquired Subsidiaries has any liability, proprietary rights or beneficial interest.

“Promissory Notes” shall have the meaning set forth in Section 2.2(d).

“Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company and the Acquired Subsidiaries.

“Put Right Shares” means the shares of Buyer Common Stock issuable to the Existing Members under the New Company LLC Agreement in satisfaction of the Put Right obligations of the Company guaranteed by the Buyer.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C, by and among the Buyer, the holders of the New Convertible Notes, Wesley Jones, Venture Six, LLC and the Existing Members.

“Released Claims” shall have the meaning set forth in Section 6.6.

“Released Parties” shall have the meaning set forth in Section 6.6.

“Representation and Warranty Survival Date” shall have the meaning set forth in Section 8.1(a).

“Restricted Business” shall mean the business of operating an internet marketplace or other similar exchange or portal that provides a platform for Persons to submit ideas, concepts, technologies or processes intended to be evaluated for the purpose of licensing the idea, concept, technology or process.

“Restricted Period” shall have the meaning set forth in Section 6.7.

“Restrictive Covenants” shall have the meaning set forth in Section 6.7.

“SEC” shall have the meaning set forth in Section 2.5 (c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Senior Convertible Debt” shall mean the senior convertible indebtedness of the Company in the aggregate principal amount, together with accrued but unpaid interest as of the date hereof, of $1,656,352.02 issued pursuant to that certain Amended and Restated Convertible Note Purchase Agreement, dated as of April 25, 2016, by and among the Company, GS Venture Partners, LLC, Wesley Jones, David Rozinov, Louis Foreman and Todd Stancombe.

“Service” shall mean each service offered or sold by the Company and the Acquired Subsidiaries, or under development, and any other services with respect to which the Company or any Acquired Subsidiary has any liability, proprietary rights or beneficial interest.

“Straddle Periods” shall have the meaning set forth in Section 7.3 (c).

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) Edison Nation Medical, LLC shall not be deemed to be a Subsidiary of the Company and the membership interests of Edison Nation Medical, LLC shall be distributed to the Existing Members prior to the Closing and (ii) Access Innovation, LLC shall not be deemed to be a Subsidiary of the Company and the membership interests of Access Innovation, LLC owned by the Company (after giving effect to the transactions contemplated by the Access Innovation Purchase Agreement) shall be distributed to the Existing Members in accordance with the New Company LLC Agreement promptly following the Closing.

“Survival Date” shall have the meaning set forth in Section 8.1(a).

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, unclaimed property, escheat, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Terminated AllStar Agreements” shall mean (i) that certain Note Purchase Agreement, dated as of March 27, 2017 (as amended), by and among AllStar, the Company and the Acquired Subsidiaries and the Loan Documents (as defined in such Note Purchase Agreement) executed in connection therewith, (ii) that certain Exclusivity Agreement, dated as of March 27, 2014 (as amended), by and among AllStar, the Company, the Acquired Subsidiaries and Todd Stancombe and (iii) that certain Innovation Partner Master Services Agreement, dated as of April 25, 2016, by and among AllStar, the Company, the Acquired Subsidiaries, and Todd Stancombe.

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“Trade Secrets” shall mean information of the Company and the Acquired Subsidiaries including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transaction Expenses” shall have the meaning set forth in Section 8.3.

“Treasury Regulations” shall mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Valuation Methodology” means the arithmetic average of the daily VWAP of a share of Buyer Common Stock for the fifteen (15) consecutive trading days immediately prior to payment of an amount in Buyer Common Stock for the Existing Members’ indemnity obligations hereunder.

“VWAP” shall mean the market value per share of Buyer Common Stock on such trading day as determined, using a volume-weighted average method.

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the Effective Date.

THE BUYER:

XSPAND PRODUCTS LAB, INC.

By:	/s/ Chris Ferguson
Name: Chris Ferguson
Title: Chief Executive Officer

THE COMPANY:

EDISON NATION HOLDINGS, LLC

By:	/s/ Louis Foreman
Name: Louis Foreman
Title: CEO

existing members:

VENTURE SIX, LLC		TWC CAPITAL, LLC

By:	/s/ Louis Foreman	By:	/s/ Chad D. Tillman
Name: Louis Foreman		Name: Chad D. Tillman
Title: CEO		Title: Manager

EE INVESTORS, LLC		FIVEOAKS CAPITAL, LLC

By:	/s/ Wes Jones	By:	/s/ Wes Jones
Name: Wes Jones		Name: Wes Jones
Title: Managing Member		Title: Managing Member

GS VENTURE PARTNERS LLC		MATTHEW WYNN

By:	/s/ Gregg Smith	/s/ Matthew Wynn
Name: Gregg Smith		Matthew Wynn
Title: Managing Member

LOUIS FOREMAN		TODD STANCOMBE

/s/ Louis Foreman		/s/ Todd Stancombe
Louis Foreman		Todd Stancombe

WES JONES		DAVID ROZINOV

/s/ Wes Jones		/s/ David Rozinov
Wes Jones		David Rozinov

[Signature Page to Membership Interest Purchase Agreement]